F0001 - Page 1 of 2	OFFICE OF THE MISSISSIPPI SECRETARY OF STATE P.O. BOX 136, JACKSON, MS 39205-0136 (601) 359-1633 Articles of Incorporation

The undersigned, pursuant to Section 79-4-2.02 (if a profit corporation) or Section 79-11-137 (if a nonprofit corporation) of the Mississippi Code of 1972, hereby executes the following document and sets forth:

1. Type of Corporation	*Business Email Address: eric@legendm.com

2. Name of the Corporation

PDK Energy Inc

3. The future effective date is
(Complete if applicable)

c

4. FOR NONPROFITS ONLY: The period of duration is

years or

5. FOR PROFITS ONLY: The Number (and Classes) if any of shares the corporation is authorized to issue is (are) as fol lows

6. Name and Street Address of the Registered Agent and Registered Office is

Address18375 Midway Road

1=>

ZIPS, ZIP4

Name Physical	Agent Services Of MS, Inc.
P.O. Box
570	E>	City, State,
Terry

F0001 - Page 2 of 2

OFFICE OF THE MISSISSIPPI SECRETARY OF Si

P.O. BOX 136, JACKSON, MS 39205-0136 (601) 359-16:

Articles of Incorporation

7. The name and complete address of each incorporator are as follows

Name Street	Eric Joffe

2911 Hilltop Drive

9.

Incorporators' Signatures (please keep writing within blocks)

.1(00.+•••••

Common Stock has 1 Vote per a Share Preferred Stock has 100 Votes per a Share

Endnotes

Profit	Nonprofit

perpetual

Classes

Common

Preferred

# of Shares Authorized

100,000,000

1,000,000

(=>

If more than one (I) class of shares is authorized, the preferences, limitations, and lativ

each class are as follows:

MS	39170 0570

48103

City, State, ZIPS, ZIP4

Name Street

Ann Arbor

See Attached

8.

Other Provisions

9.

City, State, ZIP5, ZIP4

Name Street

City, State, ZIPS, ZIP4

Name Street

City, State, ZIP5, ZIP4

MI